Exhibit 99.1
FOR IMMEDIATE RELEASE
KING PROPOSES ACQUISITION OF ALPHARMA FOR $33 PER SHARE IN CASH
Represents Equity Value of $1.4 Billion
Offers a Significant Premium to Alpharma Stockholders
Combined Entity Would Create a Leading Specialty Pharmaceutical Company
with Greater Commercialization Capabilities,
Expanded Portfolio of Pain Management Products and a Strengthened Pipeline
BRISTOL, TENNESSEE, August 22, 2008 — King Pharmaceuticals, Inc. (NYSE: KG) announced today that it has submitted to the Board of Directors of Alpharma Inc. (NYSE: ALO) a proposal to acquire all of the outstanding shares of common stock of Alpharma for $33.00 per share in cash. The proposal is not conditioned on financing. King’s all-cash proposal represents a 37% premium over the closing price of Alpharma common stock on August 21, 2008, the last trading day prior to public disclosure of King’s proposal, a 49% premium over the closing price of Alpharma common stock on August 4, 2008, the date of King’s initial written offer to Alpharma, and a premium in excess of approximately 38% over Alpharma’s average closing price during the one, three and twelve-month periods ended August 21, 2008. The proposed price implies a total equity value of approximately $1.4 billion for 100% of the fully diluted share capital and an enterprise value of approximately $1.2 billion.
“We believe this compelling combination would create a strong platform for sustainable long-term growth to better address the changing healthcare industry and provide meaningful, cost-effective medicines that improve the quality of life for patients,” said Brian A. Markison, Chairman, President and Chief Executive Officer of King. “The transaction would create a diversified specialty pharmaceutical company with greater commercialization capabilities, an expanded portfolio of pain management products and a strengthened pipeline which would include multiple platform technologies.”
Mr. Markison continued, “Our $33.00 per share all-cash proposal provides Alpharma stockholders with a substantial cash premium for their investment in the company. We are confident that this combination would deliver significant benefits and superior value to our respective stockholders and employees and create a stronger platform to deliver innovation to patients, prescribers and customers. Importantly, it would also further diversify King’s business with an additional source of steady cash flow from Alpharma’s Animal Health division, a leading feed additives business. In addition, a combination with Alpharma would deliver significant synergies.”
“We believe our all-cash proposal is too compelling to ignore. In light of the fact that the Alpharma Board declined this proposal, we think it is important for the stockholders of both companies to be aware of this exciting opportunity. It remains our strong preference to work cooperatively with Alpharma regarding this proposal,” Mr. Markison added.
King’s proposal is subject to the negotiation of a mutually acceptable merger agreement, the completion of certain limited and confirmatory due diligence, and the satisfaction of other customary conditions. King believes this proposed combination could receive all necessary regulatory approvals and be completed by the end of 2008.
Credit Suisse and Wachovia Securities are acting as financial advisors to King and Dewey & LeBoeuf LLP is acting as legal counsel.
Below is the text of the letter that was sent on August 22, 2008 to Alpharma’s President and Chief Executive Officer, Dean J. Mitchell, and its Board of Directors:
Mr. Dean J. Mitchell
President and Chief Executive Officer
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807
Dear Mr. Mitchell:
As conveyed to you in conversations beginning in July and again in our letter dated August 4, 2008, the Board of Directors and management of King Pharmaceuticals, Inc. (“King”) believe that a combination of King and Alpharma Inc. (“Alpharma”) presents an exciting opportunity to create significant value for our respective stockholders. The complementary aspects of our companies’ products, pipelines, customers and capabilities would create greater scale and improved efficiencies, allowing the combined entity to compete more effectively in the future. We are disappointed that you have declined our proposal.
As previously stated, King is willing to pursue the acquisition of all of the outstanding shares of Alpharma common stock for $33.00 per share in cash. This price represents a 37% premium over the closing price of Alpharma common stock on August 21, 2008, the last trading day prior to public disclosure of King’s proposal, a 49% premium over the closing price of Alpharma common stock on August 4, 2008, the date of King’s initial written offer to Alpharma, and a premium in excess of approximately 38% over Alpharma’s average closing price during the one, three and twelve-month periods ended August 21, 2008. We are convinced that our proposal provides a unique opportunity for Alpharma’s stockholders to realize full and immediate value. Our proposal is not conditioned on financing.

Our Board has authorized this proposal and we are ready to move forward expeditiously. As mentioned to you previously, we have conducted due diligence relating to Alpharma based on publicly available information and we have retained Credit Suisse and Wachovia Securities as our financial advisors and Dewey & LeBoeuf LLP as our legal advisor. Our proposal is conditioned upon, among other things, the negotiation and execution of mutually acceptable definitive transaction documents containing provisions customary for transactions of this type, including the receipt of any required regulatory and third party approvals and consents.
We remain ready to meet with you and your representatives at your earliest convenience to discuss our proposal in detail and conduct confirmatory due diligence, to negotiate definitive transaction documents and to obtain all necessary regulatory approvals.
We hope that you and your Board of Directors will reconsider this proposal and view it as we do — an excellent opportunity for the stockholders of Alpharma to realize full value for their shares to an extent not likely to be available to them in the marketplace. We are prepared to discuss all aspects of our proposal with you, including structure and economics. We have great respect for your organization and would expect to combine the strengths and competencies of Alpharma’s employees into our company.
We continue to prefer to work together with you and your Board to complete a negotiated transaction, and we are prepared to commit all necessary resources to do so. If we are unable to negotiate a transaction, we are prepared to take this offer directly to your stockholders.
We trust that you and your Board of Directors will give this proposal serious consideration. We would appreciate your prompt reply to our proposal.
We look forward to your prompt and favorable response.
Very truly yours,
Brian A. Markison
Chairman of the Board,
President and Chief Executive Officer

cc:	To the attention of Alpharma Inc.’s Board of Directors
Mr. Peter G. Tombros, Chairman of the Board
Mr. Finn-Berg Jacobsen, Director
Mr. Peter Ladell, Director
Mr. Ramon Perez, Director
Mr. David U’Prichard, Director

King will host an analyst/investor conference call at 10:00 a.m. Eastern Daylight Time to discuss today’s announcement. If you want to participate, you may do so by dialing 866-682-6100 or 201-499-0416 (toll/international). Please dial in at least 10 minutes in advance of the call. Accompanying slides and the conference call webcast will be available at http://www.Kingpharm.com/web_casts.asp. Playback of the conference call and the webcast will be available for replay through the close of business on August 29, 2008. The replay can be accessed by dialing 866-682-6100 or 201-499-0416 (toll/international).
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience, hospital and acute care. King strives to be a leader and partner of choice in bringing innovative, clinically-differentiated medicines and technologies to market.
Forward-looking Statements
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). King Pharmaceuticals, Inc. (“King”) disclaims any intent or obligation to update these forward- looking statements, and claims the protection of the Safe Harbor for forward- looking statements contained in the Act. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward- looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as King’s ability to achieve the synergies and value creation contemplated by the proposed transaction; King’s ability to promptly and effectively integrate the businesses of Alpharma Inc. (“Alpharma”) and King and any necessary actions to obtain required regulatory approvals; the potential of King’s branded pharmaceutical products; expectations regarding the enforceability and effectiveness of product-related patents; expected trends and projections with respect to particular products, reportable segment and income and expense line items; the adequacy of King’s liquidity and capital resources; anticipated capital expenditures; the acceptance, priority review or approval of certain New Drug Applications; the development, approval and successful commercialization of certain products; the successful execution of growth and restructuring strategies, including King’s accelerated strategic shift; anticipated developments and expansions of King’s business; plans for the manufacture of some of King’s products; the potential costs, outcomes and timing of research, clinical trials and other development activities involving pharmaceutical products; the development of product line extensions; the expected timing of the initial marketing of certain products; products developed, acquired or in-licensed that may be commercialized; King’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; expectations regarding King’s financial condition and liquidity as well as future cash flows and earnings; expectations regarding the ability to liquidate King’s holdings of auction rate securities and the temporary nature of the unrealized losses recorded in connection with these securities. Forward-looking statements involve risks and uncertainties. For further information regarding these and other risks related to King’s business, investors should consult King’s most recent Annual Report on Form 10-K for the year ended December 31, 2007 and King’s quarterly reports on Form 10-Q and other documents filed by King with the U.S. Securities and Exchange Commission (“SEC”).

Important Additional Information
This press release is not a substitute for any disclosure documents, including any proxy statement, King may file with the SEC and send to Alpharma stockholders in connection with any business combination transaction with Alpharma or any solicitation of the stockholders of Alpharma. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DISCLOSURE DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY SUCH DOCUMENTS FILED WITH THE SEC BY KING AT WWW.KINGPHARM.COM AND THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. FREE COPIES OF ANY SUCH DOCUMENTS CAN ALSO BE OBTAINED BY DIRECTING A REQUEST TO KING’S PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (877) 687-1875.
King and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of any business combination transaction or solicitation of the stockholders of Alpharma. As of the date of this press release, King is the beneficial owner of 10 shares of Alpharma Class A Common Stock. INFORMATION REGARDING KING’S DIRECTORS AND EXECUTIVE OFFICERS IS AVAILABLE IN ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, WHICH WAS FILED WITH THE SEC ON FEBRUARY 29, 2008, AND ITS PROXY STATEMENT FOR ITS 2008 ANNUAL MEETING OF STOCKHOLDERS, WHICH WAS FILED WITH THE SEC ON APRIL 15, 2008. OTHER INFORMATION REGARDING THE PARTICIPANTS IN A PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE CONTAINED IN THE DISCLOSURE DOCUMENTS, INCLUDING ANY PROXY STATEMENT, TO BE FILED BY KING WITH THE SEC WHEN THEY BECOME AVAILABLE.
EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620